May 3, 2021

David Morken
Co-Founder, Chairman and CEO
Bandwidth Inc.
900 Main Campus Drive
Raleigh, NC 27606

David,
Please accept this letter as formal notice of my resignation from my position as CFO of Bandwidth. As discussed, my last day at Bandwidth will be August 31, 2021. I hope this will allow you sufficient time to find my replacement and let me know how I can be of help during the transition period.
Also please accept my deepest gratitude for the opportunity to serve as CFO over the last ten years. Thank you and the Board of Directors for all your support throughout my tenure. I will forever remember my time at the company. It has been an amazing experience and I am very proud of what we have accomplished together. That being said, I know it is time for me to move on to my next chapter.
I wish you and the company the very best and I will be cheering you on from the sideline in the future.

All the Best,

/s/ Jeffrey A. Hoffman
Jeff Hoffman